CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption
"Auditors" and to the use of our report dated February 8, 1996 in the Post-Effective Amendment number 38 to Registration Statement
Number 2-55252 on Form S-1 and related prospectus of IDS
Certificate Company for the registration of its Series D-1
Investment Certificate.

Our audits also included the financial statement schedules of IDS Certificate Company listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the management of the IDS Certificate Company. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements as a whole, present fairly in all material respects the information set forth therein.




ERNST & YOUNG LLP

Minneapolis, Minnesota
March 19, 1996